Exhibit 23.1


Consent of Independent Accountants

We consent to the incorporation by reference in this Registration Statement (Form SB-2 No. 333-102348) on WorldWater Corp. of our report dated March 26, 2003, with respect to the consolidated financial statements of WorldWater Corp. and Subsidiaries included in the Annual Report (Form 10-KSB) for the year ended December 31, 2002.


/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
March 29, 2003